UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

January 28, 2008

Date of Report (Date of earliest event reported)

PRO-PHARMACEUTICALS, INC.

(Exact Name of Registrant as Specified in Charter)

NEVADA	000-32877	04-3562325
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7 WELLS AVENUE

NEWTON, MASSACHUSETTS

02459

(Address of Principal Executive Offices) (Zip Code)

(617) 559-0033

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

In our Quarterly Report on Form 10-Q for the three and nine months ended September 30, 2007, we reported that we had $1,138,000 of then available cash and cash equivalents In addition, we reported that through November 9, 2007, we raised approximately $1,547,000 in a private placement with accredited investors who purchased “Units” of our securities. Each Unit was comprised of (i) one share of our Series A 12% Convertible Preferred Stock, (ii) a Common Stock Purchase Warrant exercisable for $1.50 to purchase one share of our common stock, and (iii) a Common Stock Purchase Warrant exercisable for $2.00 to purchase one share of our common stock. As a result we believed there was sufficient cash to fund operations through at least December 2007. To date, we have raised a total of approximately $1,717,500 in this private placement.

We also previously disclosed that there are no assurances that we would be able to obtain additional financing on favorable terms, or at all. We currently have approximately $1,200,000 million in cash and approximately $900,000 in liabilities. After considering relevant conditions and events and management’s plans we now expect to be able to fund operations through at least February 2008. The Company is actively pursuing additional sources of financing and other strategic alternatives. If we do not raise additional funds, substantial doubt will remain about our ability to continue as a going concern.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PRO-PHARMACEUTICALS, INC.

By:	/s/ Anthony D. Squeglia
Anthony D. Squeglia
Chief Financial Officer

Date: January 28, 2008